INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No.1 on Form S-6 to the Registration Statement No. 333-01031 of The Prudential Variable Contract Account GI-2 of The Prudential Insurance Company of America of our report dated March 1, 1996, except for Note 1A, as to which the date is March 10, 1997, relating to the statutory financial statements of The Prudential Insurance Company of America in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP
Parsippany, New Jersey
May 13, 1997

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